Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 15th day of May, 2006 (the “Effective Date”) by and between VoIP, Inc., a Texas corporation (the “Company”), and Gary Post, whose residence address is 1614 Malcolm Avenue, Los Angeles, CA 90024 (the “Executive”).

The Company wishes to employ the Executive and the Executive wishes to enter into the employ of the Company as President and Chief Executive Officer of the Company.

This employment agreement shall become effective immediately as of May 15, 2006 upon the signing of this contract.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

1.  Employment.

1.1  Employment and Term.

The Company shall employ the Executive and the Executive shall continue to serve the Company, on the terms and conditions set forth herein, for the period (the “Term”) from the Effective Date and expiring on the third anniversary of the Effective Date, unless sooner terminated as hereinafter set forth. The agreement will automatically renew for subsequent one year period(s), unless terminated at least 90 days prior to the expiration of the applicable one year period.

1.2  Duties of Executive.

The Executive shall serve as President and Chief Executive Officer of the Company and shall perform the duties of an executive commensurate with such positions, shall diligently perform all services as may be assigned to him by the Board of Directors and Executive Committee. Within ten (10) business days from the Effective Date, Executive shall be elected to the Company’ Board of Directors and shall also become its Chairman. The Executive shall devote substantial working time and attention to the business and affairs of the Company, directing the operations and business development functions of the Company by performing the following duties personally or through subordinate supervisors: establishing, recommending or implementing decisions on all aspects of the operations, financing, business development, and strategic planning. In addition, Executive will lead and coordinate the hiring of other senior level executives with experience relevant to the Company’s requirements at the time of their hiring. It is understood, however, that Executive may continue to be engaged in other business endeavors which may require Executive’s working time and attention from time to time. However, it is understood that Executive shall devote such time to Company as first overall priority for his time. The Executive shall report to the Board of Directors and Executive Committee.

1.3  The Company.

As used herein the term the “Company” shall be deemed to include any and all present and future subsidiaries, divisions and affiliates of the Company.

2.  Compensation.

2.1  Base Salary and Bonuses.

During the term, the Executive shall receive a base salary paid bi-weekly. The Executive will receive an initial Base Salary equal to $16,667 per month. The Board of Directors may increase this amount at any other time if the Company has achieved the goals set by the Board and agreed to by Executive and in any event the Base Salary shall increase to $18,000 per month by no later than January 1, 2007. Once increased, the Executive’s Base Pay will not be reduced. In addition, the Board of Directors may elect to award the Executive performance bonuses from time to time based upon the Executive’s performance or the performance of the Company.

2.2  Equity.

Upon the execution of this agreement, the Company will issue Executive 300,000 shares of fully-vested Rule 144 VOII common stock that after a period of six months will have full piggy back registration rights. In addition, the Company will issue Executive warrants immediately exercisable to purchase 1,500,000 shares of common stock of the Company at the closing price per share on the trading day immediately before the Effective Date, (which is $1.00 per share), and 1,500,000 non-qualified stock options. All warrants and stock options shall have “cashless exercise” features and otherwise have terms and conditions customary for these types of situations. In addition, all or a portion of the stock options may take the form of stock appreciation rights as determined by mutual agreement between Executive and Company.

2.3  Stock Option Grants.

The Executive shall be entitled to receive a grant based on the Executive’s performance during each year during the term of this Agreement, beginning with 2006. The amount of the stock option grant in any year shall be determined by reference to the growth and profitability of the Company and such other measures as the Board of Directors and the Executive may agree. The terms and conditions relating to the stock option bonus shall be negotiated in good faith.

3.  Expense Reimbursement and Other Benefits.

3.1  Expense Reimbursement.

During the Term, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executives, the Company shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel, entertainment and fuel cost.

3.2  Office Space.

The Company shall, at its sole expense, provide Executive with a business office suitable for use by Executive (in addition to an office at the Company’s offices in Altamonte, FL) for the performance of his services at 100 North Crescent Drive, Beverly Hills, CA 90210 or at a location satisfactory to Executive within a five (5) mile radius of Executive’s address (as stated above) and the Company shall pay the costs relating to the upkeep, maintenance, and use of such office together with reasonable and customary administrative support at such office up to a maximum of $5,000 per month unless otherwise approved by the Company.

3.3  Vehicle.

The Company shall provide Executive with a vehicle allowance of $1,500 per month monthly and the ability to charge all fuel to a company credit card to be paid for by the Company.

3.4  Other Benefits.

During the term, the Company shall pay for 100% of the costs to provide the Executive with “family” coverage for medical and dental insurance as well as personal D&O insurance. The Executive may elect not to receive the medical and dental coverage in which case an amount equal to the cost of said coverage will be paid to the Executive as additional compensation. The cost of such medical and dental coverage will be pre-tax to the Executive if the election to receive cash or benefits is made in accordance with the Company’s Internal Revenue Code (“Code”) section 125 plan. In addition to the D&O coverage set forth above, Executive shall be indemnified by the Company for his duties hereunder to the fullest extent allowed by law in accordance with the bylaws of the Company.

3.5  Vacation.

Executive shall be entitled to four weeks of paid vacation during each calendar year, taking into consideration the business needs of the Company. However, Executive agrees not to take vacation for more than two weeks in any given month.

3.6  Legal Fees.

The Company shall pay Executive’s legal fees with respect to the formation and review of this Agreement, up to a maximum of $5,000.

4.  Termination.

4.1  Termination for Cause

Notwithstanding anything contained in this Agreement to the contrary, the Company may terminate this Agreement for Cause. As used in this Agreement “Cause” shall mean (i) an act of fraud, embezzlement or theft of funds or property of the Company or any of its clients/customers; (ii) any intentional wrongful disclosure of proprietary information or trade secrets of the Company or its affiliates or any intentional form of self-dealing detrimental to the Interests of the Company; (iii) the habitual and debilitating use of alcohol or drugs; (iv) continued failure to comply with the reasonable written directives of the Executive Committee or Board of Directors; insubordination or abandonment of position (after written notice and a reasonable opportunity to cure of not less than thirty (30) days); or (v) failure to comply in any material respect with the terms of this Agreement (after written notice and a reasonable opportunity to cure of not less than thirty (30) days). Upon any termination pursuant to this Section (a) the Company shall pay to the Executive any unpaid Base Salary at the rate then in effect accrued through the effective date of termination specified in such notice. Except as provided above, the Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination outlined in Sections 3.1, 3.2 and the vested portion of the equity granted in Section 2.2.

4.2  Termination Without Cause.

The Company may terminate this Agreement without cause at any time prior to the end of the Term or any Term thereafter by giving Executive sixty (60) day prior written notice of its desire to terminate. In the event the Company elects to terminate the Agreement pursuant to this Section 4. 1, the Company shall have no further liability hereunder other than for the payment to Executive on the termination date of any unpaid Base Salary through the termination date, reimbursement of reasonable business expenses incurred prior to the termination date, a lump sum of two hundred thousand dollars ($200,000) or continued salary at Executive’s then-current rate for a period of one year in cash, and the Stock Options, Warrants and Shares set forth in Section 2.2 which shall become fully vested.

5.  Resignation by Executive.

The Executive upon delivery of notice may terminate this Agreement therefore upon not less than 30 days prior notice of such termination. Upon receipt of such notice, the Company may, in its sole discretion, release the Executive of his duties and his employment hereunder prior to the expiration of the 30 day notice period. Notwithstanding anything contained in this Agreement to the contrary, in the event of a termination by the Executive pursuant to this Section 4.2, the Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination outlined in Section 3.1 and the vested portion of the equity granted in Section 2.2.

5.1  Disability.

Notwithstanding anything contained in this Agreement to the contrary, the Company, by 30 days written notice to the Executive, shall at all times have the right to terminate this Agreement, and the Executive’s employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period of more than 60 days in any 12 month period. Upon the termination pursuant to this Section, the Company shall continue (i) to pay to the Executive Base Salary at the rates then in effect for a period of 6 months after the effective date of termination (the “Severance Period”), (ii) employee benefit programs as to the Executive for the Severance Period and (iii) the Company shall be responsible for making payments on behalf of the Executive and his family to maintain coverage of health and other benefits under COBRA, for the maximum period allowed. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses, incurred prior to the date of termination, subject, however to the provisions of Section 3.1 and the vested portion of the equity granted in Section 2.2.

5.2  Change in Control of the Company Defined.

The term “Change in Control of the Company” shall mean (i) the approval by the shareholders of the Company of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or (ii) the sale of all or substantially all of the assets of the Company or (iii) the liquidation of the Company, or (iii) a change in the composition of the Board of Directors such that the present members do not constitute a majority of the Board of Directors.

5.3  Change in Control

The Company and Executive hereby agree that, if Executive is affiliated with the Company on the date on which a Change of Control occurs, (the “Change of Control Date”), and this Agreement is in full force and effect, the Company (or, if Executive is affiliated with a subsidiary, the subsidiary) will continue to retain Executive and Executive will remain affiliated with the Company (or subsidiary), subject to the terms and conditions of this Agreement, for the period commencing on the Change of Control Date and ending on the anniversary of such date (this anniversary date shall then become the “Change of Control Termination Date”) to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change of Control Date. If after the Change of Control, Executive is requested, and, in his sole and absolute discretion, consents to change his principal business location, the Company will reimburse the Executive for his reasonable relocation expenses, including, without limitation, moving expenses, temporary living and travel expenses for a reasonable time while arranging to move his residence to the changed location, closing costs, if any, associated with the sale of his existing residence and the purchase of a replacement residence at the changed location, plus an additional amount representing a gross-up of any state or federal taxes payable by Executive as a result of any such reimbursement. If the Executive shall not consent to change his business location, the Executive may continue to provide the services required of him hereunder from his then residence and/or business address until the Change of Control Termination Date, at which time this Agreement shall terminate, unless sooner terminated or extended as set forth herein.

(a)  During the remaining term hereof after the Change of Control Date, the Company (or subsidiary) will (i) continue to pay Executive a salary and benefits at not less than the level applicable to Executive on the Change of Control Date, (ii) pay Executive bonuses as set forth herein, and (iii) continue employee benefit programs as to Executive at levels in effect on the Change of Control Date.

(b)  The Company hereby agrees that, if Change of Control occurs prior to the termination of this Agreement, the Executive’s Stock Options, Warrants and Shares referred to in section 2.2 shall become fully vested and registered.

6.  Death.

In the event of the death of the Executive during the Term of his employment hereunder, the Company shall pay to the personal representative of the estate of the deceased Executive any unpaid Base Salary accrued through the date of his death. Except as provided above, the Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death, during the Severance Period, subject, however to the provisions of Section 3.1 and the vested portion of the equity set forth in Section 2.2.

7.  Restrictive Covenants.

7.1  Nondisclosure.

During the Term and following termination of the Executive’s employment with the Company, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company’s products and services) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary. For purposes of this Agreement “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

7.2  Books and Records.

All books, records, accounts and similar repositories of Confidential Information of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of this Agreement.

7.3  Certain Activities.

The Executive shall not, while employed by the Company and for a period of one (1) year following the date of termination, directly or indirectly, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or supplier of Company or any of its subsidiaries to discontinue or alter his or its relationship with Employer or any of its subsidiaries.

7.4  Non-Competition.

The Executive shall not, while employed by the Company, or for one year thereafter unless terminated without cause, engage or participate, directly or indirectly (whether as an officer, director, employee, partner, consultant, shareholder, lender or otherwise), in any business that manufactures, markets or sells products that directly competes with any product or services, or planned product or service, of the Company that is significant to the Company’s current or forecasted business based on sales and/or profitability or strategic value of any such product or service as of the date of termination. Nothing herein shall prohibit Executive from being a passive owner of less than 1% of any publicly-traded class of capital stock of any entity directly engaged in a competing business.

7.5  Property Rights; Assignment of Inventions.

With respect to information, inventions and discoveries or any interest in any copyright and/or other property right developed, made or conceived of by Executive, either alone or with others, at any time during his employment by Company and whether or not within working hours, arising out of such employment or pertinent to any field of business or research in which, during such employment, Company is engaged or (if such is known to or ascertainable by Executive) is considering engaging, Executive hereby agrees:

(a)  that all such information, inventions and discoveries or any interest in any copyright and/or other property right, whether or not patented or patentable, shall be and remain the exclusive property of the Company;

(b)  to disclose promptly to an authorized representative of Company all such information, inventions and discoveries or any copyright and/or other property right and all information in Executive’s possession as to possible applications and uses thereof;

(c)  not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of Company (other than Executive);

(d)  that Executive hereby waives and releases any and all rights Executive may have in and to such information, inventions and discoveries, and hereby assigns to Executive and/or its nominees all of Executive’s right, title and interest in them, and all Executive’s right, title and interest in any patent, patent application, copyright or other property right based thereon. Executive hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for him and on his behalf and in his stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Executive; and

(e)  at the request of Company, and without expense to Executive, to execute such documents and perform such other acts as Company deems necessary or appropriate, for Company to obtain patents on such inventions in a jurisdiction or jurisdictions designated by Company, and to assign to Company or its designee such inventions and any and all patent applications and patents relating thereto.

(f)  If Executive’s employment location is in California, the provisions of the foregoing paragraph do not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign do not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and which (i) does not relate (a) to the business of the employer, or (b) to the employer’s actual or demonstrably anticipated research or development, or (ii) does not result from the work performed by the employee for the employer.

7.6  Injunctive Relief.

The parties hereby acknowledge and agree that:

(a)  Company will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 7;

(b)  monetary damages will not be an adequate remedy for any such breach;

(c)  Company will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and

(d)  the existence of any claims that Executive may have against Employer, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer of any of its rights under this Section 7.

7.7  Non-Exclusivity and Survival.

The covenants of the Executive contained in this Section 7 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any termination of the Employment Term by either party and any investigation made with respect to the breach thereof by the Company at any time.

8.  Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

9.  Section 4999 or 409.

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (“Anticipated Benefit”) (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 or Section 409A of the Internal Revenue Code or any interest or penalties are incurred by the Executive with respect to such excise taxes (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including, without limitation, any interest or penalties with respect to such taxes and any income or Excise Taxes imposed upon the Gross-Up Payment), the Executive will net an amount equal to the Anticipated Benefit minus applicable income tax related to the Anticipated Benefit.

10.  Governing Law/Prevailing Party.

This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California applicable to contracts executed and to be wholly performed within such state without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of California. This Agreement shall be subject to the exclusive jurisdiction of the courts in the State of Texas. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the State of Texas, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Texas has been brought in an inconvenient forum. The prevailing party in any suit brought hereunder shall be entitled to reimbursement for legal fees and costs incurred in connection with such suit (and appeal).

11.  Binding Effect.

Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns. The Executive may not assign his rights or benefits, or delegate any of his duties, hereunder without the prior written consent of the Company.

12.  Further Assurances.

At any time, and from time to time, each party will take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

13.  Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

14.  Amendment.

This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

15.  Choice of Law.

This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of California, without giving effect to the application of the principles pertaining to conflicts of laws.

16.  Effect of Waiver.

The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

17.  Construction.

The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

18.  Severability.

The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

19.  No Third-Party Beneficiaries.

No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

20.  Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

21.  Notice.

Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to have been delivered when hand delivered, sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the addresses first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.

IN WITNESS WHEREOF, this Agreement has been duly signed by the parties hereto on the day and year first above written.

VoIP, Inc.

By:	/s/ Shawn M. Lewis
Shawn M. Lewis, Chief Technology Officer

By:	/s/ Gary Post
Gary Post